Exhibit 13

Mike Winston WCC 2019 (Bruce Porter)

Bruce Porter: And we are living off of the mass adoption stage in the Garcia room. We’re not winding down today yet but we’re getting close. Another panel and two keynotes and then the Bad Crypto Podcast takes over the stage. You know those guys, they’ll be drinking beer and pounding away. Doing all the stuff you’re really not suppose do. Speaking of stuff that you’re not supposed to do, Mike Winston and I going to do things that we are supposed to do. So, Mike why don’t you go ahead and read the disclaimer.

Mike Winston: Sure, I'm with Jet Token and we're an aviation company in the blockchain. We filed a Reg A with the SEC on Friday. And so, we’re obligated to read this as a disclaimer. So, we don’t get in trouble and if there is one thing that’s important in block chain and crypto, these days, it’s not being in trouble with the SEC. So, I appreciate your patience [inaudible 0:45]. We filed an offering statement with the SEC for a Regulation A offering. Testing the waters under Regulation A under the securities act of 1933. We're not under any obligation to make an offering under relegation A. Here comes the rest of it. So, no money and other consideration is being solicited. Money sent in response will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the SEC. Any indication of interest is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the SEC. Now, I going to take a breath of air![laughs]. Yeah, this is the price of freedom, everybody. The information in that offering statement will be more complete than the information I’m providing now in different and important ways that you must read the document before investing. You see this makes great TV, I think. [laughs] A copy of the preliminary offering circular that forms a part of the offering statement may be obtained on the SEC website. You can get that by typing at Jet Token on edgar.gov and I actually have to read the link. Which sounds like an [inaudible 1:44] address by the way. Here goes www.sec.gov\archive\edgar\data\ here it comes. Here it comes. https://www.sec.gov/Archives/edgar/data/1756014/000110465919057028/tv530195_partiiandiii.htm. And now we are compliant.

Bruce Porter: Alright! Now, we can talk about whatever we want!

Mike Winston: God bless America.

Bruce Porter: It’s a pretty interesting situation.

Mike Winston: You would never interview someone who had to do that when I first began speaking but thank you.

Bruce Porter: Yeah, for sure. Well, we’ve known each other in this space for quite a while. I know you’ve been able to, I feel like, raise some money here last year. Is that right? We’re at World Crypto Con the biggest, baddest crypto conference to ever come to Las Vegas.

Mike Winston: We raised a million seventy thousand dollars through crowd funding on Reg CF. Which was oversubscribed. It was a big success. The outpouring of interest was just wonderful and we’ve hired a CEO. We created one new job. We’re going to create more and we’re really excited.

Bruce Porter: Well, that’s awesome. So, you’re one of the job creators now. How does it feel?

Mike Winston: Pretty good.

Bruce Porter: Well, that's awesome. Well, I know that we're talking with Kenny Bozack and we'll also be putting some stuff together with Jet Token. And how to bring some of the big guys down to Miami for the Washington League Summit and for the North American Bitcoin Conference. So, super excited about it. So, tell me a little bit about it now that you'll go into the next stage. So, you've raised a million six.

Mike Winston: A million seventy thousand.

Bruce Porter: A million seventy thousand and now you go for the Reg A …

Mike Winston: For ten million.

Bruce Porter: And what is this next round of money? What are you guys going to do with it?

Mike Winston: So, a couple of important things. The first is to take delivery on the jets. That’s the business. Four of them to be based in Las Vegas. A lot of this is on the campaign page from the Reg CF and so the second thing is to increase staffing to hire some more folks to do work and ultimately to pursue a no-action letter from the SEC for a token offering. Because as you can tell, we’re pretty cautious. When we get those aircraft, we’ll hand them over to Gamma Aviation USA. Who is the largest open private jets in the country to run them safely and efficiently and start taking members and we’ll take any kind of crypto. As long as it’s liquid, we’ll take it and we’ll put you on a jet and sell you a membership.

Bruce Porter: That is fantastic. I love to hear that with my Washington League Summit. Especially at the beginning we just take whatever. Guys, if it’s liquid—if I can sell it on the market then let’s do it. Now, when crypto BM went down that change a little bit…I had to…because that’s one exchange that I used. I narrowed it down but for those reasons. In general, I want to take whatever crypto you have that I can trade out. So, I thought you knew that. Really cool, I was lucky enough to able to download the App before the interview a week or two ago. And I looked online and I saw what kind of jets, I could get for really as much as I would pay for a business class ticket to Europe, maybe. But still it wasn’t that far off and it’s kind of like I wouldn’t say an Uber but how would you explain it?

Mike Winston: Well, I think that there is a desire in private aviation to Uberize jets. Which will meet with more or less success because of the unique nature of aviation…and the safety and the timing and the regulation, but you can get pretty close and we’re reasonably close there now. And pretty close is close enough for a private jet. When you think about all those things that go on when you charter an aircraft. I think, there are empty legs which can cost a few hundred bucks. There are shorter flights which can cost a few thousand and of course there are bigger flights with heavier jets that are going to an cost an awful lot. In the end, it’s all about your time and it making sense.

Bruce Porter: Right.

Mike Winston: Sometimes, it’s just novelty and its fun and you find something that’s cheap and you go do it and it’s just the greatest thing----and other times maybe your more settled in life and you have a business and you’re trying to compete with somebody who is really aggressive and has a lot of resources and that’s a way that you can win.

Bruce Porter: Right

Mike Winston: It's not something that you first think about when you think about private jets .but in the past year, I’ve learned a lot about that.

Bruce Porter: I’m sure you have. How many times have you flown on a private jet this year?

Mike Winston: Geez. This year—none.

Bruce Porter: We’re not worthy. This is for the SEC, he’s talking.

Mike Winston: No, none this year but twice last year, thanks to Honda Jet.

Bruce Porter: Well, it is really cool and guys you get on the app and for about fifteen grand from what I saw you rent a private jet to take you from New York City to Miami or maybe it was twenty-five or something like that--Round trip.

Mike Winston: It depends on the size of the aircraft. If you want it to make a stop or not.

Bruce Porter: But it’s available and it’s available now.

Mike Winston: Oh, yeah.

Bruce Porter: On their app. You can download now on iOS. Look for Jet Token and download it and take a look. Well, that’s absolutely fantastic. So, then where do you go from here. I would say, ‘I want you to come to Miami.’

Mike Winston: Sure.

But I know it’s the holidays. Do you have plans until January?

Mike Winston: The focus now having gotten the Reg A is on refreshing the website. Doing some things for more charter brokerage and customer acquisition. We very much want to cater to the blockchain and bitcoin community. Because as it turns out there are a lot of people and who have made a lot of money and some of them are really overpaying. And a lot of them are kind of having to deal with this conversion to fiat. We just want to make it easier and we also want to provide introductions so that you don't to get taken advantage of. Because it's easy to get taken advantage of in this industry.

Bruce Porter: Well, I think it’s one of the coolest projects. It uses blockchain technology and accepting crypto and everything else. Jet Token speaking of the website, what’s your website? What’s your social media?

Mike Winston: Its www.jettoken.com. We’re on Instagram under pjcaviation1. Which we are changing but The Facebook is Jet Token.

Bruce Porter: Alright, then there you go. Mike Winston, thanks so much for coming on.

Mike Winston: And thanks for your patience at the beginning of this interview.

Bruce Porter: Appreciate it. We’ll see you soon.

Gokhshtein Magazine Interview Transcript

Interviewer: Alright, folks Gokhshtein Magazine coming live from WCC2019. That’s at WorldCryptoCon #WCC2019. We are joined by a very special guest by the name of Mike Winston. He represents Jet Token. He is the Chairman of said, Jet Token. He’s got a really interesting use case and I really want to dig into precisely what their value prop is. Here at the WorldCryptoCon. You meet just all sorts of people. Who are representing just amazing use cases from all over the space. Before we actually dig into that here live, we have a not-so-sexy, iron-clad, disclaimer that needs to be read out to you, folks. So, if you want to go ahead and list off all your legal jargon, Mr. Winston. The people are ready to listen.

Mr. Winston: We have to do it. We have to tip our hats to the SEC. And here it goes. So, hold on to your hats, folks. We filed an offering statement with the SEC for a Regulation A Offering. We are “testing the waters” but are not under any obligation to make an offering under Regulation A. No money or other consideration is being solicited, and if sent in response, it will not be accepted. No sales of securities will be made or commitment to purchase accepted until qualification of the offering statement by the SEC. Any indication of interest is non-binding and involves no obligation or commitment of any kind. No offer to buy securities can be accepted and no part of the purchase price can be received without an Offering Statement that has been qualified by the SEC. A copy of the preliminary offering circular that forms a part of the offering statement may be obtained on the SEC's website at: https://www.sec.gov/Archives/edgar/data/1756014/000110465919057028/tv530195_partiiandiii.htm. Please read the offering circular before investing.

Interviewer: Which sounds kind of like a bitcoin address at the end of the post.

Mr. Winston: Go to SEC.gov and search Jet Token. Thank you for your patience.

Interviewer: Absolutely the easiest way. We do appreciate your patience, everybody. You know, we have to go through those iron-clad disclaimers. Whenever we're discussing things like this. Because we're living on the edge, folks. The SEC is still in learning mode right now about everything that we're already miles ahead of the SEC. @me, I don't care…@SEC. You can just go ahead @me. But we definitely want to be able to provide more education in the space within leadership. Especially, to those regulatory bodies that are out there. They are making the rules but don't quite understand the industry. So, the value prop here---tell us all about Jet Token. Because I just found out about Jet Token last night and I got to tell you I was probably up until about one o’clock in the morning discussing Jet Token. The value prop to me is amazing but I’d love it to hear it in your words, Mr. Winston. Chairman of the Board.

Mr. Winston: [laughs] I started the company. So, it was easy to get the Chairman job. I think what’s more important is---

Speaker: #founderlife.

Mr. Winston: We hired a CEO, named George Murnane. Who is a seasoned private aviation executive. I like to say George has forgotten more about private aviation than I'll ever know. He was the CEO of Imperial Jet, big heavy private jets and CFO of another private jet company before that and also had an illustrious career with Merrill Lynch as an investment banker. So, he’s the boss. I’m just the founder but I think that, George found the idea as infectious as I do. It's wonderful.

The basic idea is that in private aviation and commercial aviation there's room for innovation at the payment layer. It's a simple singular idea, in private aviation, because of the presence of blockchain you can get more than you pay for.

Specifically, what that means is that in private aviation people tend to buy blocks of time. Let's say 25 hours or 50 hours and then they'll go about their business using that time. But it also means that they are able to access that time on Christmas and New Years and Thanksgiving and 35 other specific days per year when their jet time is most in demand.

But a lot of people don’t fly at those times and they have no way of transacting and getting rid of that time for to own benefit. Which means they could fly more during the week or kind of whenever if they just didn’t want to fly Christmas. And so, with blockchain innovation let’s get a more efficient allocation of that time [inaudible 5:22] with the token. And as you can see we’re proceeding with caution. We’re very careful about how we do that. And not to overstate it [inaudible 5:30]. And not to over say it but [inaudible 5:36] If we can get approval for it from the SEC first. Of course, right now we’re acting through Reg A. And then I can talk more about that in a second.

Interviewer: For those of you who can actually follow along with this. Everything about speculative trading exists that there has to be some kind of value proposition. And it has to be scalable and it has to have the ability to be worth more. Have an added value. From the point that you actually paid for an asset to the time that you actually sell it. And certainly, nobody likes the idea of any sort of asset commodity, anything--even a tangible thing--having that price gouged but knowing that there is going to be a significant price difference for one item. In this case, we're talking about, you know, uh, hours of air time. Basically, uh, you know, time flying. Currently private jetting. Now as I understand it, you’re thinking about or it’s in the works possibly extending this to commercial.

Mr. Winston: Yeah, that’s one of the deeper visions and we’re actually able to do it now. Through a third-party relationship. We’re able to accept payment and then book a commercial airline for somebody and then we’re actually working on version 2.0 of our app. Version 1.0 of our app is not available in the Android Store and is in the IOS store only. [inaudible 7:13] We expect there will be the Android and iOS version 2.0 coming out later this year or the early part of next year. Later, version 3.0 should enable you to book a private jet or a commercial jet in the same interface. We can accept V-at payments. We can accept any kind of crypto payments. Whether we can accept payment in the form of Jet Tokens in transacting the value is an open question. And it’s going to take time to get to.

Interviewer: Right.

Mr. Winston: We're really encouraged, actually, with what the SCEC has done in recent years. Especially, in recent months. Particularly with the Pocket Full of Quarters and Turn Key Jets. Something that a lot of people may not know is that the SEC for all the criticism it takes is actually working pretty hard to understand blockchain and crypto. Because good people are talking to them about it and some bad people too. Which they [the SEC] have been pretty quick to ferret out.

Interviewer: And that's not to down the SCC. I mean, certainly, this space is evolving so quickly that it’s almost impossible to keep up. We’re talking about Bitcoin itself is basically a debt paid hold. Within that time, the space has just expanded from a couple of geeks in their basements and maybe trading some Bitcoin on an exchange that used to sell Magic the Gathering cards. To now this multi-national, global experience and just expansion of industry and the use cases, obviously, abound. Now, this thing might be considered niche. And you might say, why I will even learn about---well, certainly I’m not going to be jetting around the world. But you have to understand this is not a niche industry. This is an industry has had expansive growth…Just the private jet industry…. just the aviation industry has still seen record growth within the last decade. And so, having another payment layer added on to that…some folks may say why is that even necessary. Well, ask a hedge fund manager. If you don’t know why it would be necessary. If you don’t understand things like this educate yourself. We always say do your own research. DYOR is certainly the biggest certain disclaimer. This is not financial advice, obviously. We’re not saying fill up your bags with a bunch of Jet Token. But we are saying check it out. Because it’s definitely worth checking out. We’re planning to do an article as well on Jet Token. One of our use cases articles through Gokhshtein Magazine. So, stay tuned for that.

And we’re just loving just the vibe here and all the different use cases. And Mike it’s been a pleasure. We really enjoy everything that’s been coming from your organization. People have just been so open and so dumbing it down for those folks who don’t understand. And piping it up for those geeks that actually want to get into the nitty-gritty. I don’t know that there is a single question that I’ve been able to ask Mike that he hasn’t just automatically been able to find the answer to. And so we’re just---

Mr. Winston: I’m always on.

Interviewer: He’s always on! If he doesn’t know the answer, he finds that answer. And those just the type of people that we love to be able to connect within the space and throughout the world. And so, Mike do you have anything else to be able to tell us about Jet Token?

Mr. Winston: I guess, if I’d recap…I’d it’s a hundred and fifty-billion-dollar industry. There a million charter landings per year, and it’s all about competitiveness, American competitiveness. And I think we’re just glad to be a part of that. And, uhm if there’s anything I can close on is to just tell people to go out and try the app. We’re in the iOS store under Jet Token. Come fly with us! So thanks.

Interviewer: Come fly with us, indeed. So, yeah check that out. Go to the Android play store--

Mr. Winston: Only iOS so far. Not Android yet.

Interviewer: Okay, I’m sorry. Are we going to get to Android eventually?

Mr. Winston: Yeah, Yeah. Expected toward the end of the year.

Interviewer: Well, rich people have iPhones, too. So, when you go over there you go to the iOS store and check it out. It’s the Jet Token. Be sure to search out. And we will be coming to you all day. All throughout the next couple of days covering the WCC @worldcryptcon #wwc2019. Peace.

[Beginning 00:04:50]

Speaker 1:

Alright folks, welcome to the Wild West Crypto Show, day two of World Crypto, come from Viva Las Vegas. We have with us Mike, but before Mike gets started, he wants to read you all a bit of his own poetry. Mike?

Mike:

This a poetry from the SEC and the rule of the law. Jet Token, our company has filed an offering statement with the SEC for a regulation A offering. We are testing the waters but are not under any obligation to make any offer under Regulation A. You can tell a lawyer wrote this. No money or other consideration is being solicited and if sent in response it will not be accepted. No sales of securities will be made or committed to purchase accepted until qualification of the offering statement by the SEC. Any indication of interest is non-binding and involves no obligation or commitment of any kind; no offer to buy securities can be accepted, no part of the purchase price can be received without an offering statement that has been qualified by the SEC. Almost done. A copy of the preliminary offering circular that forms a part of the offering statement may be obtained on the SEC’s website at….Now, you all got your pencils?

Speaker 1:

Yeah.

Mike:

Okay. At bit.ly/2BYRuLh. Please read the offering circular before investing and God Bless America!

Speaker 1:

Yes, thank you for that. Okay, let me tell you something. You know when we’re in Vegas and you know Elvis would say- “Thank you very much and by the way ladies, you can't throw your panties and bras at me no more.” I was going to go and say, “Any appearance on the Wild West Crypto Show is done at your own risk. We recommend that you don’t try this at home.” [Inaudible 00:06:16].

Okay, so Mike tell what you’re doing, man?

Mike:

We’re doing Jets. We're a charter and membership program in the Western U.S and we will broker jets anywhere. We have an app called Jet Token, in the iOS store and we are applying for permission from the SEC for a token offering or some variation thereof.

Speaker 1:

So, is it like a fractional ownership? Tell us how the system works because I'll tell you, as we're flying out as big as this guy is and all the stuff we haul, you know I mean we would love to… They get mad at me because most of our traveling we've… I believe in 0 based budgeting and I don't think 22 layovers to go from Dallas to San Antonio is that bad.

Speaker 2:

He also doesn't think seeting me in the middle seats a problem.

Mike:

Well, there is no layover and there are no middle seats, they’re pretty much all window seats. So we got 4 jets we’re basing in Vegas. Delivery is expected in the 1st quarter, 2020 starting. So, if you want to buy, I say 50 hours in a block of time, we'll sell that to you and then if you want to fly anywhere else on a bigger jet… because the Honda jet is real good for trips that are an hour and a half or 2 hours, sits four people really comfortably but if you want to go let's say from Vegas to New York, we'll put you on a bigger aircraft that will do that without stopping. But you buy your hours, you fly your hours and we’re here to help with anything else.

Speaker 1:

You know what’s interesting about this Mike? And we were talking about it. I mean, I'm one of these guys that believes in the next 10 years, in metropolitan areas there won't be people with cars driving. We live in Kerrville Texas and they are not taking our pickups away because nobody wants to go and uberize Kerrville. But travel is really changing, and so what you guys are doing, I think in a big way is… I think major airlines, where they are today are going to become the Greyhound bus of travel and I think it will be private.

Speaker 2:

You mean they aren’t already the Greyhound bus of travel?

Speaker 1:

Yeah, I wouldn’t have said that…. [Laughing]. But the services that you guys provide and the scalability of this will help with the affordability of this and you all are entering that market space. I think it's the future.

Mike:

Well thanks for saying so. I mean, our view is that there's kind of 3 buckets. There's the commercial aviation bucket and commercial aviation is a miracle really. They don't put a scratch on anybody. I think in 2017 they were no crashes or fatalities at all in the U.S, so that's amazing. Even though it can be less than enjoyable to go through security. Private aviation, there were a 1,000,000 charter landings last year. Just charter and there's 14,000.00 private jets in the country and about 2,800.00 of those is charter. So, it's a pretty big market, it's a $150 billion dollar industry. Yeah, it's bigger than you think and it's all about competitiveness. It’s about American competitiveness. It's, you're after something good and you've got a competitor, if he’s either foreign or domestic and he's trying to get something good too and you need to get there 1st and faster and better rested. That's the mandate really.

Speaker 1:

No, that's awesome. See, I thought, I theorized that this would happen; he got the data to support it. See?

Speaker 2:

Yeah.

Speaker 1:

And that’s awesome and you know one of the things I was talking with these folks about it, because now we're Ubering around. The only reason Uber became a possibility is because the cabbies were doing a bad job. They had a monopoly you know, and so it creates opportunities. Same thing with the hotels and your Air b and b and that kind of thing. So, in the space, getting into it and do it competitively…. And I love the way that you're doing this, where you can buy some fractional time and then burn that time off. It’s smart.

Mike:

Yeah. The most important reason that we are Jet Token and we're using a block chain is because, if you buy 50 hours from us on the Honda, let’s say, and you choose not to use any one of the 35 blackout days of private aviation, because you can imagine there's millions of private flyers but there is only 2,800 on our chartered jets. That leaves about 10 or 11, call it 12,000 jets that are privately owned but don’t charter. So, you can't get a jet if you want one unless you're a member of a program. And let's suppose that you don't want to fly one of those blackout dates, well our whole view is that on token, because we have a block chain, you can part with that time and you can do more regular flying when it's not a blackout date. But technology doesn't allow it right now, regulation doesn't allow it right now and that's what we're pushing for.

Speaker 1:

Okay, I like it man.

Speaker 2:

I love it.

Speaker 1:

So, once again, this is the future travel, the efficiencies that are built into this. Okay, so like they do with Uber, so say you go in like you're traveling from Vegas to New York, let's say that you want to go in… You know, right now you can go with Uber and it saves you a few bucks if you want to go and group with somebody else. Do you offer that kind of program or is it your own personal deal?

Mike:

In this version of the app, we don't have it. The deeper vision is to offer that. We also have a way now, although we haven't implemented it, to integrate with commercial. Let's suppose for example that you're flying from overseas, you’re flying from London to New York, to let's say Hunt Texas. where I went to summer camp.

Speaker 1:

Okay, yeah. [Laughing]… where we live.

Mike:

Yeah. I went to Camp Stewart and I know it’s in Hunt.

Speaker 2:

Oh, no. You went to Camp Stewart?

Mike:

I did, yeah.

Speaker 2:

O my gosh. We’ll talk later

Mike:

Well, what you could do is, you could take a commercial flight and our hope and our plan is to be able to do commercial flights through our app and then pair that to a private flight, so that you don't spend hundreds of thousands of dollars on a heavy private jet going across the ocean. You could spend let's say $5,000.00 or $10,000.00 on the 1st flight, take it if you chose to. And then 5 or $10,000.00, maybe about $12k from New York down to Hunt. So, on a heavy jet, that would cost you $300,000.00, but with us it cost you $20k or $30k. And you have to think about big teams of people, it’s not just one person. But, hey, you can fly an empty leg with us for a couple 100 bucks.

Speaker 1:

Really? Wow.

Mike:

Just to get the experience.

Speaker 1:

Okay, I love it. So, does your token, do you go online with them or you have it regulated and all that? Is the token live yet?

Mike:

Well, we have a Reg A that we filed with the SEC and it hasn’t yet been approved. We just recently concluded our crowd funding or Reg CF, which is done. The token offering will not take place unless and until we have permission from the SEC to do it, because when it comes to aviation, it's all about safety, checklist and regulations. So, we're going to go real careful, but right now you can get the Jet Token app at the app store and you can book a charter.

Speaker 1:

Yeah, okay. Yeah, alright, I like it. Well, congratulations on the project. Listen, keep in touch with us because then when you go and when you're fully out there blowing and your tokens are available, we’ll blast it out to everybody we know in the world.

Mike:

Well, that’s very good of you, thank you.

Speaker 1:

Yeah, absolutely. Let me tell you something, I noticed that for Halloween, you came dressed up as a cowboy.

Mike:

I did. Yeah. Well, I was born in Atlanta, I am from Georgia….

Speaker 1:

Okay, he’s a southern boy, you know, northern-southern boy. Yeah. Alright, well thanks and congratulations on the project. Keep me posted.

Mike:

You know they say I'm not from Texas, but Texas wants me anyway.

Speaker 1:

[Laughing]. There you go man. I've never heard that. Alright folks, Wild West Crypto Show. Listen, if you want to fly somewhere, do it in a jet and stay out of the cattle call.